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                                                                      Exhibit 11

              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (Dollar amounts in thousands, except share per share data)

                                            THREE MONTHS ENDED                   SIX MONTHS ENDED
                                        JUNE 30,          JUNE 30,          JUNE 30,            JUNE 30,
                                          2003              2002              2003                2002
                                       ----------        ----------        ----------        -------------

1.   Income before cumulative
     effect of change in accounting
     principle                         $    1,775        $    1,291        $    3,499        $       2,493
2.   Cumulative effect on years
     prior to 2002 of a change in
     accounting for goodwill                    0                 0                 0                  (97)
                                       ----------        ----------        ----------        -------------

3.   Net income                        $    1,775        $    1,291        $    3,499        $       2,396
                                       ==========        ==========        ==========        =============
4.   Weighted average common
     shares outstanding                 1,983,438         1,983,326         1,983,071            1,984,507
5.   Common stock equivalents
     due to dilutive effect of
     stock options                         89,734                              76,497
                                       ----------        ----------        ----------        -------------
6.   Total weighted average
     common shares and equivalents
     outstanding                        2,073,172         1,983,326         2,059,568            1,984,507
                                       ==========        ==========        ==========        =============
7.   Basic earnings per share
     before change in accounting
     for goodwill                      $      .89        $      .65        $     1.76        $        1.26
8.   Cumulative effect of a
     change in accounting for
     goodwill                                                                                         (.05)
                                       ----------        ----------        ----------        -------------

9.   Basic earnings per share          $      .89        $      .65        $     1.76        $        1.21
                                       ==========        ==========        ==========        =============
10.  Diluted earnings per share
     before change in accounting
     for goodwill                      $      .86        $      .65        $     1.70        $        1.26
11.  Cumulative effect of a
     change in accounting for
     goodwill                                                                                         (.05)
                                       ----------        ----------        ----------        -------------

12.  Diluted earnings per share        $      .86        $      .65        $     1.70        $        1.21
                                       ==========        ==========        ==========        =============


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